UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Rovi Corporation

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Rovi Corporation 2830 De La Cruz Blvd. Santa Clara, CA 95050

ROVI CORPORATION FILES DEFINITIVE PROXY MATERIALS FOR

ANNUAL MEETING TO BE HELD ON MAY 13, 2015

Sends Letter Recommending Stockholders Vote for its

Seven Highly-Qualified Director Nominees

SANTA CLARA, Calif.–(BUSINESS WIRE)–April 13, 2015 – Rovi Corporation (NASDAQ:ROVI) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (SEC) in connection with its 2015 Annual Meeting of Stockholders, which will be held on May 13, 2015. Rovi stockholders of record at the close of business on March 16, 2015 may vote at the 2015 Annual Meeting.

The Board of Directors of Rovi has also sent a letter to its stockholders outlining Rovi’s successful strategy to create stockholder value and its commitment to strong corporate governance. The letter urges stockholders to vote for Rovi’s highly-qualified, relevant and experienced slate of nominees in order for Rovi to continue executing its strategic plan, which has received broad support from the Company’s stockholders.

The text of the letter follows:

April 13, 2015

Dear Fellow Stockholder,

Rovi Corporation will hold its Annual Meeting of Stockholders on May 13, 2015. At that meeting, or by proxy, you will be asked to elect seven members to the Company’s Board of Directors, as well as to vote on other proposals.

YOUR VOTE IS CRITICAL

VOTE THE ENCLOSED BLUE PROXY CARD TODAY!

Your Board of Directors and management team are focused on creating lasting value for all Rovi stockholders. Over the past three years, we have undertaken a comprehensive set of deliberate actions to reposition the Company for profitable growth and sustainable performance. Beginning in 2012, Rovi has reconstituted the management team, refocused the Company’s strategy and restructured the business. We have built a solid foundation for future growth while also aggressively driving operational efficiencies.

As a result, Rovi today is well-positioned to capitalize on substantial and diverse monetization opportunities in the entertainment space and to achieve double-digit revenue growth in 2016, with expanding margins and strong free cash flow. We firmly believe that continuing to follow our strategic plan – which has received broad support from our own stockholders as well as independent sell-side analysts – is the best path forward for Rovi and our stockholders.

The Annual Meeting comes at a critical juncture for the future of your Company. We have four major intellectual property (IP) license renewals upcoming and we are seeing increasing traction with customers across all lines of our business. In the complex markets where we operate, the opportunity for early mover advantage should not be squandered. Over the next several quarters, we must remain laser-focused on executing our strategy, including negotiating successful outcomes in the key licensing agreements and continued product execution.

Major changes to Rovi’s leadership or strategy at this time would undermine our ability to achieve these objectives and jeopardize our ability to maintain and grow the stockholder value we have worked hard to create. Yet there is a dissident attempting to disrupt the significant progress that your Company has made at this important time. With less than 0.6% of Rovi’s outstanding shares, Engaged Capital is seeking representation on the Board that is significantly disproportionate to its minimal holdings. Further, the dissident slate does not offer any additional leadership or expertise in areas of strategic importance for Rovi, and the candidates’ track records provide no confidence that their election would lead to further stockholder value.

PROTECT YOUR INVESTMENT: VOTE THE BLUE CARD TODAY

Please use the enclosed BLUE PROXY CARD to vote today for Rovi’s Board of Directors. You may vote by telephone, by Internet or by signing, dating and returning the enclosed BLUE PROXY CARD in the postage-paid envelope provided.

ROVI IS WELL-POSITIONED TO SUCCEED IN AN INCREASINGLY COMPLEX ENTERTAINMENT ECOSYSTEM

Over the past three years, Rovi’s Board and management team have undertaken significant efforts to keep Rovi’s IP portfolio fresh and relevant to open additional commercial fronts through enhanced discovery capabilities and rich back-end analytics that provide additional monetization opportunities for existing and new customers, and for Rovi. Today, as a result of deliberate action by Rovi’s Board, Rovi offers a comprehensive, integrated technology platform that enables customers to cope with and benefit from rapidly changing dynamics in the delivery and consumption of entertainment.

Following the Company’s current strategic plan, Rovi is well-positioned to grow amidst rapidly-evolving secular changes in an increasingly fluid ecosystem of content developers, syndicators, network operators, service providers and consumers. We expect double-digit revenue growth by 2016, driven by major license renewals. We also expect double-digit revenue growth in 2017 based on opportunities in both our IP and Products businesses in 2017, and we expect both to support longer-term margin expansion and substantial free cash flow.

ROVI’S STRATEGIC PLAN HAS BROAD SUPPORT AMONG INFORMED WALL STREET ANALYSTS

“Rovi’s current leadership team has stripped away all of the non-strategic and unrealistic business components that the previous team compiled. The company has also rearchitected the data-based products so that it can sell them to MVPDs of all sizes, and has added to the product portfolio through both organic development and M&A. We view this as highly appropriate and a worthwhile investment. The rapid growth of Internet video services is driving demand from MVPDs for much more robust metadata, search, recommendation and personalization tools. We believe Rovi has been well-positioned to capitalize on this demand.”

Andy Hargreaves, Pacific Crest Securities, March 12, 2015

“Rovi reported Q4 results ahead of the Street ($0.41 and $132.6M) and reiterated guidance for ‘15. Q4 provided further indication that the investment theme is intact and Rovi’s core business is performing predictably. We are confident Rovi has positioned itself well to consistently achieve guidance.”

Michael J. Olson and Yung Kim, Piper Jaffray, February 20, 2015

“Rovi continues to focus on key growth opportunities in digital media, including discovery, display, delivery and advertising technologies, while shedding non-core businesses. With a compelling portfolio of IP content and strong recurring cash flows, we believe the company is well positioned to narrow its focus on core operations and capitalize on growing OTT and TV Everywhere trends.”

Edward S. Williams, BMO Capital Markets, February 20, 2015

ENGAGED CAPITAL’S CRITICISMS ARE UNFOUNDED AND OUTDATED

Engaged Capital’s proxy materials and public statements about Rovi and its Board of Directors are misleading at best. They have made vague criticisms of the Company in the following categories:

Overall Performance

Over the past three years, as Engaged Capital itself acknowledges, Rovi’s Board and management have overseen a significant transformation of the Company, including realigning Rovi around its core discovery business and divesting non-strategic and underperforming assets. This past year we exceeded analyst estimates for 2014 revenue and EPS by an average of almost 5%. Rovi’s stock price has nearly doubled since the Board and current management did a firm reset of expectations in July 2012 and began their work of repositioning the Company for long-term profitable growth. Over the same period, Rovi’s P/E multiple has increased by almost 177%. Moreover, since 2012, Rovi’s share price has outperformed important market indices and peer groups. There is no reason to believe replacing our Board will do anything other than disrupt our momentum before our full valuation potential is achieved.

Rovi has outperformed benchmarks since the transformation began (indexed share price return)

Product Traction and Investment

That said, we believe the Company can provide even stronger performance in the future. However, the near- and long-term opportunities for growth in our IP and products businesses require investments today. We are investing in technology and IP development, accelerating product delivery to the cloud, expanding our data and analytics businesses, taking products to market at an accelerated rate and generating opportunities for a higher product return through advanced feature sets such as analytics. We are seeing early enthusiasm from customers on a number of these initiatives. For example, our new products are now being deployed at Tier 1 operators such as Advanced Search at Dish Network, Fan TV Connected Guide at Time Warner Cable and advanced metadata with high-quality images at Comcast.

While we are pleased with the early signs of traction, our investments extend beyond the near-term and are focused on addressing the longer-term requirements of our customers. It does not make sense to opine on the success of products and IP today for initiatives that are deliberately aimed at a critical 12-24 month market opportunity. These initiatives are important components of our comprehensive strategy to win in a new media and entertainment paradigm, and we are highly confident these investments will be successful. Indeed, our Board augmentation process has already added additional competencies in core strategic areas to ensure our success. For the sake of our long-term value, it is important to continue our deliberate and focused investment in these key strategic areas, and we expect revenues from these initiatives to be a key driver in sustaining double-digit growth in and beyond 2017.

Cost Structure

Our current Board and management team have shown an intense commitment to operational efficiency, enacting a comprehensive cost-reduction program, rationalizing mature products and divesting a number of non-core and/or underperforming activities. Over the past three years, under direction of the Board, Rovi has carefully pulled over $100 million of costs and corporate overhead out of the business compared to 2011. We plan to continue delivering measurable improvements in this area. We anticipate an Adjusted EBITDA margin of 40% in fiscal 2015 and expect margins to expand in 2016 and beyond as we realize top-line and scale-related benefits from licensing renewals and product rollouts. With these improvements in place, Rovi is already poised to achieve a 2015 Adjusted EBITDA margin well in excess of certain peer groups.

Best-in-class margins (CY2015E Adjusted EBITDA margin)

Source:	Company guidance, IBES consensus, and Wall Street research.
Note:	2015 proxy comps include CommVault, Compuware, comScore, Concur, Conversant, Digital River, Dolby, DreamWorks, FactSet, Fortinet, Harmonic, Informatica, MicroStrategy, Monster Worldwide, Pegasystems, Progress Software, Rocket Fuel, Splunk, TIBCO, TiVo, and WebMD. IP and Data-as-a-Service (“DaaS”) comps include Dolby, Tessera, Technicolor SA, TiVo, RPX Corporation, Kudelski SA, Unwired Planet, Experian PLC, FactSet, Acxiom, and NeuStar.

Capital Allocation

Rovi’s Board and management team have made it clear that Rovi is investing in a disciplined and calculated manner, only in those areas that fit our strategic mission and where we believe there is a compelling opportunity for profitable growth. We apply rigorous internal tests, including comprehensive analysis and risk-adjusted IRR assessments, when evaluating new investment opportunities, whether organic or acquired.

We have a clear track record over the past three years of taking a thoughtful and conservative approach to our M&A strategy, supported by a strict valuation philosophy, disciplined transaction execution process and materially enhanced integration capabilities. Veveo, Fan TV and Integral Reach are reflective of the types of opportunities we are open to – right-sized acquisitions that meet rigorous strategic, financial, technical and cultural criteria, can be completed quickly at a reasonable valuation, and advance our product strategy, particularly in terms of fueling cloud-based discovery solutions or our efforts in metadata and analytics. In 2014, we also acquired a highly-relevant IP portfolio with approximately 500 issued patents and pending applications, to bring additional coverage in guidance, search & recommendation, DVR, VOD and second screen functionality. The average length of protection provided by the acquired patents extends into the next decade to complement our existing portfolio and well-established licensing business.

Additionally, as part of Rovi’s focus on maintaining healthy margins, the Board and management team have been disciplined in ensuring that a significant portion of the Company’s investments in high-growth product opportunities is funded through cost savings. We’ve taken over $100 million in costs out of the business from corporate costs, mature products and other areas to fund investments in strategic areas that we believe are going to drive growth for stockholders.

Actively managed cost savings

($ in millions)

[1]Includes	Non-GAAP cost of goods sold, research and development and selling, general and administrative expenses of the Company’s continuing operations.

Beyond investment, our Board also has shown a steadfast commitment to the appropriate return of capital to stockholders, with over 25 million shares repurchased in 2012, 2013 and 2014, returning over $530 million to stockholders. We will continue to be opportunistic in this regard.

“…the current management team has employed a sound strategy of reducing unnecessary expenses, returning an appropriate amount of capital to shareholders, and maintaining strategic flexibility to invest where appropriate.”

--- Andy Hargreaves, Pacific Crest Securities, March 12, 2015

Executive Compensation

As Rovi has consistently communicated to its stockholders, the Company’s compensation plan in 2012 and 2013 was designed to attract and retain the key talent needed to provide continuity and stability during a transition period. Moreover, with input from many investors, as well as proxy advisors, our Board of Directors has enacted a series of fundamental changes to the Company’s compensation program to ensure executive compensation is closely tied to clear, measurable performance metrics and to balance the mix of short- and long-term incentive components. The current plan establishes rigorous incentive goals for Total Stockholder Return (“TSR”), revenue and operating income; incorporates relative 3-year TSR, revenue growth and margin targets; eliminates discretionary bonuses; refines the peer group for compensation; and includes a claw-back policy.

Board Ownership

Engaged Capital has made a number of misleading statements with respect to stock ownership levels to inappropriately overstate the amount of stock owned by the Engaged Capital nominees and understate the amount of stock owned by Rovi’s current directors. All of Rovi’s current Board members own meaningful amounts of Rovi’s stock. Stock ownership guidelines ensure that Board members acquire – within five years of appointment – shares of common stock having market value of at least four times the amount of annual cash retainer for the Board member. In 2014, 72% of director compensation was stock-based. The collective stock ownership of Engaged Capital and its nominees is a mere 0.6%, and the dissident nominees themselves other than Engaged Capital’s Glenn Welling, have zero ownership.

Moreover, Engaged Capital’s own trading activities in Rovi, as disclosed, evidence a distressing mix of buying and selling, as opposed to long-term investment. In fact, Engaged Capital sold shares of Rovi stock shortly after submitting their director nominations to the Company on December 29, 2014.

ENGAGED CAPITAL AND ITS SLATE OF DISSIDENT NOMINEES DO NOT UNDERSTAND THE  INTRICACIES

OF ROVI’S BUSINESS AND HAVE NO PLAN TO CREATE VALUE FOR ROVI STOCKHOLDERS

Throughout its proxy materials, Engaged Capital references “necessary steps” to enhance value for Rovi stockholders. But Engaged Capital has yet to posit what any of those steps might be. Nowhere has Engaged Capital proposed a tangible, alternative plan for long-term value creation at Rovi, nor does Engaged Capital appear to understand the dynamics that drive our success. Engaged Capital’s criticisms of our products business and cost structure suggest its slate would push for a massive reduction of product investment, or even wholesale shutdown of products. This would be a major mistake – it would dramatically reduce the Company’s overall revenue and operating margins and cause a massive destruction of stockholder value.

Each part of our business is necessary for success in the new media and entertainment spaces, and the investments we make in next-generation products drive revenues in every other part of our business. Our product investments drive our analytics business, as our discovery footprint supports our advertising platform and generates return path data for our analytics business. We are also increasingly able to attach product revenue to IP licensing opportunities – and vice versa – as exemplified by customers such as Comcast and Dish. Our ability to cross-sell is expanding as additional products and services are delivered under the products business.

In fact, our product investments are essential to the longevity and commercial viability of our IP licensing business, as ongoing R&D on the product side extends the useful life of our patent portfolio and enhances its diversity and use case applicability. We would be less competitive in (or simply not part of) crucial licensing negotiations – such as the upcoming Big 4 renewal dialogues – if we ceased or materially reduced development of intellectual property that addresses intermediate and longer-term trends in media and entertainment. If Rovi were to drastically cut investment in products, not only would we risk major reduction of revenue in licensing and analytics, we would risk the end of our licensing business altogether.

Do not put your trust in a dissident slate that has not shown an understanding of the complexities of our business or offered any idea beyond “cutting.” Given the pace and depth of change in media and entertainment today, it is critical that we maintain continuity of strategy, disciplined and focused development efforts and continued synergies across the key areas of our business. Removing these synergies – or materially rebalancing them – would be disruptive to our customers, our strategy and our stockholders.

“With most of the focus of investors on the “Big 4” renewals in 2015/2016 (and the incremental cash flow those could generate), we believe management has made the right decision to boost investment spending in 2015 on new products/initiatives (specifically around TV Everywhere opportunities) that should help drive sustainable double-digit revenue growth in 2017+.”

--- Eric Wold, B. Riley, February 20, 2015

ROVI HAS THE RIGHT BOARD OF DIRECTORS TO DRIVE LASTING STOCKHOLDER VALUE

Rovi has a well-balanced Board of Directors, with a compelling mix of and depth of industry experience across technology, media and finance, and our current Board members have demonstrated their ability to bring fresh perspectives to a complex business. In the past three years, the Board has overseen top-level executive change, structural reorganization, ongoing cost optimization, a series of in-depth strategic reviews and navigating the Company through a significant transformation. Under the Company’s current plan, we believe we are poised for double-digit growth and improving margins in 2016.

The current Board members have also shown their commitment to a strong Board and ongoing improvements to corporate governance. In addition to enacting substantial changes to the Company’s executive compensation policies, the Board recently undertook a thoughtful and extensive process to evaluate qualified new Board candidates and add key expertise to help guide

Rovi in its next chapter as the Company broadens its relationships with service providers and expands further into cloud-based services, data and analytics. That process, assisted by leading professional search firm Howard Fischer Associates, has to date resulted in the Board recently appointing new independent director Steven Lucas, whose expertise in analytics brings key strategic value to our Board as the Company accelerates its efforts to help customers analyze and monetize their cross-platform audiences. Further, the search process is ongoing, as Rovi continues to consider opportunities to augment the Board with high-caliber, value-added candidates with strategic expertise and deep contacts in the service provider area in which we operate.

As we explained to Engaged Capital last year, Rovi’s Corporate Governance and Nominating Committee was open to considering Engaged Capital’s nominees during its search process. Engaged Capital attempted to bypass that orderly process and simply force the Rovi Board to accept its nominees. Our Board, focused on the best interests of the Company and all of its stockholders, concluded that it was better to run an independent process than to have its process dictated by a single, small but vocal stockholder.

Still, Rovi has also attempted to resolve this matter amicably, without the distraction and expense of a proxy fight, in a manner that would benefit all stockholders. Rovi recently made a good faith settlement offer to Engaged Capital, offering to further augment the Board with two new directors – one of Engaged Capital’s nominees and another to be mutually agreed upon. Engaged Capital rejected the offer.

ROVI IS GAINING MOMENTUM AND FOLLOWING THE RIGHT STRATEGY TO DRIVE LONG-TERM

PROFITABLE GROWTH

Through focused and deliberate action, Rovi has built strong momentum across all of its business lines.

•	Intellectual Property – Rovi has assembled a strong patent portfolio and suite of product offerings to directly address changing customer and end-consumer demands. Over the past two years alone, we signed new agreements with AT&T, Google, HULU and Samsung Mobile and renewed or expanded the scope of our agreements with leading licensees including Arris, Cox, LG, Panasonic, Portugal Telecom, Sharp, Shaw Communications and Sony. We have also undertaken significant preparation for major upcoming license renewals with Comcast, DirecTV, EchoStar and Time Warner Cable.

•	Discovery and Guide Products – We’ve expanded our cloud-based discovery solutions to include advanced search and recommendation tools, conversation and speech recognition services and personalization capabilities through organic investment initiatives and strategic tuck-in acquisitions, including Veveo (advanced search) and Fan TV (cloud-based guides). We also continue to profitably sell traditional guides such as iGuide and Passport to customers throughout the world, providing scale for Rovi and giving us the opportunity to leverage our broad installed base of over 18 million active guide households to drive adoption of our next-generation solutions.

•	Metadata – We have increased our reach to over 70 countries, up from 55 a year ago and more than any other major commercial metadata provider. We are building APIs to allow seamless continuous access to our metadata across device types and business models and expect to have over 100 in use by more than ten customers by the end of the year. Leading customers including Pandora, Comcast and Apple use our metadata to enrich their media offerings.

•	Analytics – Our large guidance footprint gives Rovi a wealth of valuable return-path data that we can leverage through advertising and analytics platforms to generate increased revenues for our existing customers, our prospective customers and for Rovi. In the past 12 months alone, we’ve established paid trials for our analytics solutions with nearly a dozen media networks including A+E Networks, advertisers including Horizon Media, and service providers, and we expect to announce onboarding more customers this year.

Importantly, many of these accomplishments are just starting to take shape, as we are still in the early days of realizing the benefits of our reorganization into a business group structure and we continue to add key talent to drive success across the business. Your Board and management team continue to believe that execution of our strategy over the coming months will create significant value for stockholders.

ROVI IS AT A CRITICAL JUNCTURE

THIS IS NOT THE TIME TO DISRUPT YOUR COMPANY’S PROGRESS

As the world has become more complicated for our customers, Rovi’s Board and management team have worked diligently and deliberately to realign Rovi around its core guidance and discovery roots and reposition Rovi towards profitable, high-growth commercial opportunities. We have made significant progress and built up impressive momentum over the last two and a half years. Dramatic, non-amicable Board change could derail our strategic transformation and hinder our ability to deliver long-term value creation, including by enabling and even encouraging key service providers to drag-out upcoming negotiations, exposing our financial performance to unnecessary and avoidable pressure.

At the upcoming Annual Meeting, you will be asked to choose between two very different value propositions:

The Rovi value proposition is clear. Rovi has a clear strategy in place to utilize our differentiated technology and market position to achieve sustainable and profitable growth. The investments your Board and management team have made to reposition Rovi have put us on track to deliver improved financial results and enhanced stockholder value. By supporting Rovi’s nominees, you can vote to complete Rovi’s transformation with guidance and oversight from the most experienced and best qualified directors, who have been executing this strategic turnaround from the beginning.

With a slate of inexperienced directors, stale criticisms, and no strategic plan for the Company, Engaged Capital’s value proposition is unclear and dangerous at best. Engaged Capital’s director nominees do not bring compelling experience in strategic areas, nor do they have strong track records on public company boards. Their collective Board experience has been with companies with average market capitalization of just $260 million at the time of joining the Board, and only two of the nominees currently serve on public company boards. Moreover, the average return (S&P adjusted) while Engaged Capital nominees participated as board members of public companies was negative (41%).

A vote for the dissident slate risks derailing the progress we have made. Don’t risk your investment in Rovi by supporting the dissidents. This is not the time to disrupt Rovi’s strategic momentum.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking” statements, including, without limitation, all statements related to Rovi’s ability to achieve its goal of enhancing stockholder value through the execution of its strategic plan, including all statements related to upcoming significant intellectual property license renewals, expected revenue growth, margin expansion and cash flow, new product and IP business opportunities, and the timing thereof, customer growth, expected return on the investments in core areas of the business; the statements related to Engaged Capital’s proposed reduction of product investment and its negative effect on the stockholder value; and other statements that are not historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “expect,” “may,” “plan,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Rovi’s current expectations. Forward-looking statements involve risks and uncertainties. Rovi’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Rovi’s ability to successfully execute on its strategic plan and customer demand for and industry acceptance of Rovi’s technologies and integrated solutions; Rovi’s ability to successfully renew its major intellectual property license agreements; and risks related to future opportunities and plans, including the uncertainty of future operating results. These and other risk factors are discussed under the heading “Risk Factors” in Rovi’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 19, 2015. Rovi expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

If you have any questions, require assistance with voting your BLUE proxy card or need additional copies of the proxy materials, please contact:

105 Madison Avenue

New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)

Or

TOLL-FREE (800) 322-2885

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Rovi Corporation, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with Rovi’s 2015 Annual Meeting of Stockholders. Rovi has filed with the SEC and has provided to its stockholders a definitive proxy statement and a BLUE proxy card in connection with such solicitation. ROVI STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS) AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Rovi’s directors and executive officers and their respective interests in Rovi by security holdings or otherwise is set forth in Rovi’s definitive proxy statement for the 2015 Annual Meeting of Stockholders, filed with the SEC on April 13, 2015, and in Rovi’s annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 19, 2015, which documents are available at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. To the extent holdings of such participants in Rovi’s securities have changed since the amounts described in the 2015 proxy statement, or if a particular participant’s holdings are not set forth in the 2015 proxy statement, such holdings (or changes thereto) have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the special interests of such participants, if any, in the matters to be voted on at Rovi’s 2015 Annual Meeting of Stockholders is included in the definitive proxy statement referred to above. You can obtain free copies of these referenced documents as described below.

These documents, including the definitive proxy statement (and amendments or supplements thereto) and the accompanying BLUE proxy card, and any other relevant documents and other material filed by Rovi with the SEC, are or will be available for no charge at the SEC’s website at www.sec.gov and at the investor relations portion of Rovi’s website at http://ir.rovicorp.com/CorporateProfile.aspx?iid=4206196. Copies may also be obtained free of charge by contacting Rovi Investor Relations by mail at 2830 De La Cruz Boulevard, Santa Clara, California 95050 or by telephone at (408) 562-8400.

About Rovi Corporation

Rovi is leading the way to a more personalized entertainment experience. The Company’s pioneering guides, data, and recommendations continue to drive program search and navigation on millions of devices on a global basis. With a new generation of cloud-based discovery capabilities and emerging solutions for interactive advertising and audience analytics, Rovi is enabling premier brands worldwide to increase their reach, drive consumer satisfaction and create a better entertainment experience across multiple screens. The Company holds over 5,000 issued or pending patents worldwide and is headquartered in Santa Clara, California. Discover more about Rovi at Rovicorp.com.

Contacts:

Investors

Peter Halt / Peter Ausnit

Rovi Corporation

(818) 295-6800 / (818) 565-5200

Dan Burch

MacKenzie Partners, Inc.

212-929-5500

Media

John Christiansen / Megan Bouchier

Sard Verbinnen & Co

(415) 618-8750

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